Exhibit 15.1
ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors
The Home Depot, Inc.:

We acknowledge our awareness of the use of our report dated August 21, 2023 related to our review of interim financial information included within the Quarterly Report on Form 10-Q of The Home Depot, Inc. for the three-month and six-month periods ended July 30, 2023, and incorporated by reference in the following Registration Statements:

Description	Registration Statement Number

Form S-3
Depot Direct stock purchase program	333-249732
Debt securities	333-259121

Form S-8
The Home Depot, Inc. 1997 Omnibus Stock Incentive Plan	333-61733
The Home Depot Canada Registered Retirement Savings Plan	333-38946
The Home Depot, Inc. Restated and Amended Employee Stock Purchase Plan	333-151849
The Home Depot, Inc. Amended and Restated Employee Stock Purchase Plan	333-182374
The Home Depot, Inc. Non-Qualified Stock Option and Deferred Stock Units Plan and Agreement	333-56722
The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan	333-125331
The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan	333-153171
The Home Depot FutureBuilder and The Home Depot FutureBuilder for Puerto Rico	333-125332

Pursuant to Rule 436 under the Securities Act of 1933 (“the Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Atlanta, Georgia
August 21, 2023